									Exhibit 12.2
PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)
	12 Months
	Ended
	June 30,		Years Ended December 31,
	2006		2005		2004		2003		2002		2001
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations	$166,360		$146,769		$126,192		$120,055		$108,948		$119,130
Income taxes	93,037		89,628		77,176		70,939		52,836		76,915
Income taxes charged to other income - net	1,880		2,141		(17)		(162)		2,082		4,590
Capitalized interest	(5,065)		(3,800)		(2,796)		(2,272)		(1,397)		(883)
Total	$256,212		$234,738		$200,555		$188,560		$162,469		$199,752
Fixed charges:
Interest expense	$178,339		$174,458		$171,831		$182,779		$192,829		$190,849
Other interest	5,065		3,800		2,796		2,272		1,397		883
Portion of rentals representative of the interest factor	7,615		5,234		5,424		4,669		5,394		5,633
Total	$191,019		$183,492		$180,051		$189,720		$199,620		$197,365
Earnings available for combined fixed charges	$447,231		$418,230		$380,606		$378,280		$362,089		$397,117

Ratio of Earnings to Fixed Charges	2.34	x	2.28	x	2.11	x	1.99	x	1.81	x	2.01	x

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months
	Ended
	June 30,		Years Ended December 31,
	2006		2005		2004		2003		2002		2001
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations	$166,360		$146,769		$126,192		$120,055		$108,948		$119,130
Income taxes	93,037		89,628		77,176		70,939		52,836		76,915
Income taxes charged to other income - net	1,880		2,141		(17)		(162)		2,082		4,590
Subtotal	261,277		238,538		203,351		190,832		163,866		200,635
Capitalized interest	(5,065)		(3,800)		(2,796)		(2,272)		(1,397)		(883)
Total	$256,212		$234,738		$200,555		$188,560		$162,469		$199,752
Fixed charges:
Interest expense	$178,339		$174,458		$171,831		$182,779		$192,829		$190,849
Other interest	5,065		3,800		2,796		2,272		1,397		883
Portion of rentals representative of the interest factor	7,615		5,234		5,424		4,669		5,394		5,633
Total	$191,019		$183,492		$180,051		$189,720		$199,620		$197,365
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$447,231		$418,230		$380,606		$378,280		$362,089		$397,117
Dividend Requirement:
Fixed charges above	$191,019		$183,492		$180,051		$189,720		$199,620		$197,365
Preferred dividend requirements below	--		--		--		8,188		11,779		14,169
Total	$191,019		$183,492		$180,051		$197,908		$211,399		$211,534

Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.34	x	2.28	x	2.11	x	1.91	x	1.71	x	1.88	x

Computation of Preferred Dividend Requirements:
(a) Pre-tax income	$261,277		$238,538		$203,351		$190,832		$163,866		$200,635
(b) Income from continuing operations	$166,360		$146,769		$126,192		$120,055		$108,948		$119,130
(c) Ratio of (a) to (b)	1.5706		1.6253		1.6114		1.5895		1.5041		1.6842
(d) Preferred dividends	$--		$--		$--		$5,151		$7,831		$8,413
Preferred dividend requirements [(d) multiplied by (c)]	$--		$--		$--		$8,188		$11,779		$14,169